EXHIBIT 5.1

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019-6092
tel	+1 212 259 8000
fax	+1 212 259 6333

April 1, 2009

AmeriCredit Corp.

801 Cherry Street

Fort Worth, Texas 76102

AFS SenSub Corp.

c/o AmeriCredit Financial Services, Inc.

801 Cherry Street

Fort Worth, Texas 76102

Re: Registration Statement

Ladies and Gentlemen:

We have acted as counsel to AmeriCredit Corp., a Texas corporation (“AmeriCredit Corp.”) and AFS SenSub Corp., a Nevada corporation (“SenSub”, and collectively with AmeriCredit Corp., the “Registrants”), in connection with the preparation and filing of the Registration Statement on Form S-3 (such registration statement as amended, the “Registration Statement”) being filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), in respect of (i) the 10.75% AmeriCredit Automobile Receivables Trust 2008-2 Class B Asset-Backed Note due 2015 and the 13.15% AmeriCredit Automobile Receivables Trust 2008-2 Class C Asset-Backed Note due 2015 (collectively, the “Notes”) which were issued pursuant to an Indenture, dated as of November 17, 2008, between AmeriCredit Automobile Receivables Trust 2008-2, as Issuing Entity (the “Issuing Entity”), and Wells Fargo Bank, National Association, as Trustee and Trust Collateral Agent (the “Indenture”), incorporated by reference as an Exhibit to the Registration Statement and (ii) the Limited Guaranty, dated November 26, 2008 (the “Limited Guaranty” and collectively with the Notes, the “Securities”), issued by AmeriCredit Corp. to Wells Fargo Bank, National Association, incorporated by reference as an Exhibit to the Registration Statement.

We have made investigations of law and have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such documents and records of the Registrants and such other instruments of the Registrants

NEW YORK | LONDON MULTINATIONAL PARTNERSHIP | WASHINGTON, DC

ALBANY | ALMATY | AUSTIN | BEIJING | BOSTON | BRUSSELS | CHARLOTTE | CHICAGO | EAST PALO ALTO

FRANKFURT | HARTFORD | HONG KONG | HOUSTON | JACKSONVILLE | JOHANNESBURG (PTY) LTD. | LOS ANGELES

MILAN | MOSCOW | PARIS MULTINATIONAL PARTNERSHIP | RIYADH AFFILIATED OFFICE | ROME | SAN FRANCISCO | WARSAW

and such other persons, as we have deemed appropriate as a basis for the opinions expressed below.

The opinions expressed below are subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equity principles.

We express no opinion except as to matters that are governed by federal law, the laws of the State of New York or the General Corporation Law of the State of Delaware. All opinions expressed herein are based on laws, regulations and policy guidelines currently in force and may be affected by future regulations.

Based upon the foregoing, we are of the opinion that:

(1) The Indenture is a valid and legally binding obligation of the Issuing Entity;

(2) The Limited Guaranty is a valid and legally binding obligation of AmeriCredit Corp.; and

(3) The Notes were legally and validly issued, and are binding obligations of the Issuing Entity, fully paid and nonassessable, and the holders of the Notes are entitled to the benefits of the Indenture.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to Dewey & LeBoeuf LLP in the Registration Statement and the related prospectus under the heading “Legal Opinions.”

Very truly yours,

/s/ DEWEY & LEBOEUF LLP

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